                                                                    Exhibit 99.1

IRELL & MANELLA LLP
Kenneth R. Heitz (53734)
Alexander F. Wiles (73596)
Elizabeth A. Camacho (171997)
Seth M. Friedman (186239)
1800 Avenue of the Stars, Suite 900
Los Angeles, California 90067-4276
Telephone:  (310) 277-1010

Attorneys for Plaintiff
ARV Assisted Living, Inc.


                       SUPERIOR COURT OF THE STATE OF CALIFORNIA
                                FOR THE COUNTY OF ORANGE


ARV ASSISTED LIVING, INC., a Delaware          )   Case No.
corporation,                                   )
                                               )
               Plaintiff,                      )   COMPLAINT FOR SPECIFIC
                                               )   PERFORMANCE, INJUNCTIVE
        vs.                                    )   RELIEF AND DAMAGES
                                               )
LAZARD FRERES REAL ESTATE INVESTORS LLC, a     )
New York limited liability company;            )
PROMETHEUS ASSISTED LIVING LLC, a Delaware     )   This case is related to OCSC
limited liability company; ROBERT P. FREEMAN,  )   Case No. 787788 assigned to
an individual; KENNETH M. JACOBS, an           )   Hon. John C. Woolley [Local.
individual; and MURRY N. GUNTY, an             )   Rule 436]
individual; ATRIA COMMUNITIES, INC., a         )
Delaware corporation; KAPSON SENIOR QUARTERS   )
CORP. a Delaware corporation; DOES 1 through   )
20, inclusive,                                 )
                                               )
               Defendants.                     )
                                               )
                                               )
                                               )
                                               )

        Plaintiff ARV Assisted Living, Inc. ("ARV") alleges as follows:

                               NATURE OF THE CASE

         1. ARV brings this action to prevent and remedy the repudiation of contractual and fiduciary obligations owed to ARV by its purported investment partner, Lazard Freres Real Estate Investors LLC ("LFREI") and the three members of ARV's own Board of Directors nominated by LFREI. Despite having promised ARV a partnership for mutual gain and having assumed positions as a fiduciary for all ARV shareholders, LFREI has wrongfully used ARV as its springboard into the increasingly profitable and growing assisted living industry, betraying its partner and disregarding its commitments and fiduciary obligations as soon as it achieved its desired unilateral advantage.

         2. In the spring of 1997, ARV, a public company seeking to increase value for its shareholders, selected LFREI, over several competing investment opportunities, as a financial partner to pursue a plan for mutual benefit through the growth of ARV. As the parties conceived the relationship:

               "[ARV and LFREI] believe that the combination in a strategic alliance of [ARV's] leadership, expertise and experience in development, management and operation of assisted living communities and the proven investment and capital markets expertise and access to capital of [LFREI] and its affiliates will significantly enhance [ARV's] ability to pursue its growth and operating strategies."

         3. Under this strategic alliance, ARV allowed LFREI to acquire slightly less than 40% of ARV's stock in exchange for an investment of approximately $87 million and the opportunity to acquire another nine percent through open market purchases of ARV stock. Because the parties intended that ARV would be LFREI's sole vehicle for investment in the assisted living industry, LFREI agreed that neither it nor its controlled affiliates would own any equity interest in any other assisted living company in the United States without the consent of 75% of the members of ARV's board of directors who had not been nominated by LFREI. The parties also agreed to give LFREI the right to designate several of its executives to serve as directors of ARV.

         4. Not long after the parties solidified their alliance in a series of written contracts, LFREI sought to acquire Kapson Senior Quarters Corp. ("Kapson"), a competitor of ARV. Promising to use Kapson to provide ARV with additional resources for development and acquisition of assisted living facilities, LFREI requested a waiver of its agreement not to invest in other assisted living companies to permit it to acquire Kapson. Relying on LFREI's representations that the Kapson investment would be carried out in the spirit of the ARV/LFREI partnership, ARV consented, subject to certain terms and conditions, to a one-time waiver to allow LFREI to acquire Kapson. ARV's waiver was specifically limited to the acquisition of Kapson. ARV did not waive its right to prohibit LFREI from acquiring or investing in other assisted living companies, whether directly, through Kapson, or otherwise.

         5. As consideration for this one-time waiver, ARV obtained the right of consent over all of Kapson's new developments or acquisitions of assisted living facilities, excepting only those few projects Kapson had planned independent of its affiliation with LFREI. ARV also obtained a "right of first offer" that allows ARV, if it chooses, to purchase, lease or manage for its own account any new Kapson developments or acquisitions. As further consideration for the one-time waiver, LFREI agreed to negotiate with ARV in good faith for leasing or management agreements, on commercially reasonable and customary terms, for all of Kapson's facilities, both existing and planned.

         6. In attempting to induce ARV to grant the Kapson waiver, LFREI gave repeated assurances that ARV would operate the Kapson facilities, while Kapson itself would function as a "black box" to which ARV could shift the start-up and development costs associated with new facilities. These assurances gave ARV the confidence that LFREI's purchase of Kapson would further the strategic alliance with LFREI to which ARV and LFREI had agreed.

         7. LFREI, apparently, had other plans. Having secured its position with ARV, and having obtained the freedom to acquire Kapson, LFREI, and the three directors it nominated to ARV's Board, have proceeded to eviscerate their partnership with ARV. In blatant disregard of their contractual and fiduciary duties to ARV, LFREI and its director nominees are attempting to use Kapson not as a tool to strengthen the LFREI/ARV alliance, but as a means to escape their obligations to ARV and maximize their own benefit to the exclusion of ARV's other shareholders. With its feet firmly planted in the assisted living industry thanks to its investment in ARV, LFREI now seeks to use the resources of the promised partnership to abandon ARV's other shareholders.

         8. First, LFREI and its three director nominees have actively sought to develop opportunities for Kapson, not ARV, to acquire competing assisted living companies. Shortly before this lawsuit was filed, LFREI, through Kapson, entered into a definitive merger agreement to acquire one of ARV's competitors, Atria Communities, Inc. ("Atria"), in a transaction valued at $750,000,000. In utter disregard for both their fiduciary duties to ARV, and ARV's right of first offer under its agreements with LFREI, LFREI, and the directors it nominated to ARV's board, hid the Atria deal from ARV, thus denying ARV any opportunity to consider whether it, rather than Kapson, should be the acquiring party. Moreover, LFREI has committed to the $750,000,000 Atria acquisition without requesting, much less obtaining, a waiver of ARV's right to prohibit this transaction. LFREI, through its Principal and Chief Investment Officer, defendant Robert Freeman, who also serves as a director of ARV, has even admitted its motivations in pursuing acquisitions through Kapson; when asked by ARV's other directors why LFREI sought to use Kapson, rather than ARV, to acquire Atria, Mr. Freeman replied that, while it owns just under 50% of ARV, LFREI has a "100% alignment of interest" with Kapson.

         9. Second, LFREI seeks to deny ARV any benefit from the Kapson investment by refusing to honor its specific agreement to negotiate with ARV in good faith for leasing or management arrangements on commercially reasonable terms. By proposing lease terms that are so commercially unreasonable and detrimental to ARV's shareholders that ARV could never accept them, and by rejecting or simply ignoring ARV's proposals for commercially reasonable lease and management arrangements, LFREI is attempting to create an artificial impasse in the Kapson negotiations with ARV.

         10. This artificial impasse holds great advantage for LFREI. Not only does it allow LFREI to retain the fruits of the Kapson investment for its exclusive benefit, but it accomplishes the death of ARV's "right of first offer" and the non-compete covenant that allows ARV to prohibit LFREI from acquiring other assisted living companies. The agreements signed by the parties as part of the ARV/LFREI alliance provide that, if ARV and LFREI do not enter into agreements for lease or management arrangements of the Kapson facilities within ninety days of March 30, 1998 - the date the Kapson investment closed - the Amended Kapson Agreement and non-compete covenant terminate and LFREI will be free to invest in other assisted living companies either by itself or through Kapson. If LFREI is able to stall negotiations until the ninety days run out, it will free itself to close the Atria transaction, and acquire other competitors of ARV, unburdened by further obligation to share its gains from these acquisitions with ARV.

         11. Unless enjoined, LFREI, and the three members of ARV's own board whom LFREI nominated, will continue with their plan to violate their contractual and fiduciary obligations to ARV. These defendants will thus deny ARV the loyalty of its directors and the benefits it negotiated when it agreed, first, to allow LFREI to acquire almost 50% of ARV's stock, and, later, to allow LFREI to acquire one of ARV's significant competitors in the assisted living industry. This plan, if allowed to proceed to fruition, will cause ARV to suffer substantial, immediate and irreparable harm.

                                    PARTIES

         12. ARV is a fully integrated provider of assisted living accommodations and services that operates, acquires and develops assisted living facilities. ARV is a Delaware corporation with its principal executive offices located in Costa Mesa, California.

         13. Defendant LFREI is an affiliate of Lazard Freres & Co. LLC ("Lazard"), a large New York-based investment bank. LFREI makes investments on behalf of the Lazard group in real estate assets and businesses. LFREI is a New York limited liability company with its principal executive offices located in New York, New York. ARV is informed and believes and thereon alleges that Lazard is the managing member of LFREI, and LFREI in turn is the managing member of defendant Prometheus Assisted Living LLC.

         14. Defendant Prometheus Assisted Living LLC ("Prometheus") is an investment vehicle created by LFREI to hold LFREI's ownership interest in ARV.

Prometheus is a Delaware limited liability company with its principal executive offices located in New York, New York.

         15. Defendants Robert P. Freeman ("Freeman"), Kenneth M. Jacobs ("Jacobs") and Murry N. Gunty ("Gunty") are each directors of ARV. In addition, Freeman, Jacobs and Gunty each hold positions with Lazard, LFREI and their affiliates: Freeman is a Partner and Managing Director of Lazard and a Principal and Chief Investment Officer of LFREI (Freeman also signed the agreements between LFREI and ARV as President of LFREI); Gunty is a Principal of LFREI; and, Jacobs is a Partner and Managing Director in the Banking Group of Lazard. Defendants Freeman, Jacobs and Gunty were nominated by LFREI to serve on the ARV Board of Directors. They may be referred to collectively herein as the "LFREI Directors." ARV is informed and believes, and on that basis alleges, that at all relevant times each of the LFREI Directors were acting both in their individual capacity and as the agent of LFREI, within the course and scope of such agency and with the consent and ratification of LFREI.

         16. Defendant Kapson is a Delaware corporation doing business in the state of California. LFREI recently acquired through one of its investment vehicles, Prometheus Senior Quarters, 100 percent of the outstanding stock of Kapson.

         17. Defendant Atria is a Delaware corporation doing business in the state of California. It is sued solely because it is arguably a necessary party to any action seeking to enjoin consummation of agreements to which it is a party. ARV has been informed by LFREI's attorneys that Atria was made aware, before signing the relevant agreements, of the risk that ARV might seek such relief.

         18. ARV is currently unaware of the true names and capacities, whether individual, corporate, associate, or otherwise, of Does 1 through 20 and therefore sues these defendants by fictitious names. Each Doe defendant in some way participated in, contributed to, or was responsible for the matters alleged in this Complaint. When ARV has learned the true name and capacity of a Doe defendant, ARV will seek leave to amend this Complaint to allege that defendant's true name and capacity, together with such other allegations as may be appropriate.

                               FACTUAL BACKGROUND
                           THE ARV/LFREI PARTNERSHIP:
                     THE MARRIAGE OF MANAGEMENT AND CAPITAL

         19. ARV is a publicly held corporation engaged in the provision of long term service enhanced housing for the elderly known as "assisted living." The assisted living industry is a relatively new industry that provides housing, social activities, meals and various other services to seniors who no longer choose to live on their own but who do not need the constant attention of a skilled nurse. Due to the demographics of the population in the United States and the increased life span of our citizens, the assisted living industry is expected to grow dramatically in the coming years. ARV is one of the larger assisted living companies in the United States. It engages in all facets of the assisted living business, acquiring, developing and operating assisted living facilities. Because of the anticipated growth of the assisted living industry, participants in the capital markets, including large investment banks like Lazard, have been searching for good opportunities to invest in established assisted living companies.

         20. ARV has long recognized that in order to survive and prosper as a competitor it must develop and implement a long term strategic plan designed to increase significantly the number of assisted living facilities it owns, operates and/or manages. However, while ARV possesses the management and operational capabilities to pursue an aggressive growth strategy, it needs a financial partner to pursue its growth plans.

         21. Commencing in early 1997, ARV began a search for a financial partner who would be willing to fund ARV's growth by channeling its investments in the assisted living industry into ARV. ARV made inquiries of potential funding sources and identified a number of opportunities with several potential investors.

         22. In the spring of 1997, ARV was introduced to LFREI, the real estate investment arm of Lazard which was then looking to make its first investment in the assisted living field. Defendants Freeman and Gunty, acting on behalf of LFREI, informed ARV that LFREI wanted to make a strategic investment in a growth-oriented company in the assisted living field. Freeman and Gunty touted LFREI as having an enviable track record of achieving dramatic growth for the companies in which it had invested by helping them access the capital necessary for growth. Freeman and Gunty further stated that LFREI had no interest in operating an assisted living company; rather, it wanted to leverage its capital and ability to raise capital with good management in the assisted living field.

         23. Based on the approach outlined by defendants Freeman and Gunty, ARV concluded that the goals of LFREI fit perfectly with ARV's needs. After a few months of negotiations, ARV and LFREI formed a strategic alliance to enhance ARV's ability to pursue its plan for growth by combining ARV's management expertise with LFREI's access to capital. Under the terms of the deal, Prometheus, an LFREI affiliate created for this transaction, would purchase up to 49.9 percent of ARV's outstanding common stock for $135.1 million.

         24. Confirming their role as the financing arm of the ARV/LFREI partnership, LFREI and Prometheus agreed that, for a three year period, they would neither attempt to acquire control of ARV (the "Standstill Provision"), nor pursue further investments in the assisted living industry without ARV's consent (the "Non-Compete Covenant"). The Non-Compete Covenant provided as follows:

             "Restrictions on Investments. From the date of this Agreement until the occurrence of a Termination Event, [LFREI], [Prometheus] and their Controlled Affiliates shall not, directly or indirectly, own any equity interest (other than a de minimis amount) in any public or private company the principal business of which is the ownership, management, operation and development of assisted living facilities in the United States, unless 75% of the Directors of the Company (other than the Investor Nominees) have consented to such ownership."

         25. The agreements reached between ARV and LFREI/Prometheus are reflected in the Stock Purchase Agreement, the Stockholders Agreement and other related documents executed on or about July 14, 1997. The nature of the relationship between ARV and LFREI/Prometheus was clearly spelled out in a recital to the Stock Purchase Agreement: "[The parties] believe that the combination in a strategic alliance of [ARV's] leadership, expertise and experience in development, management and operation of assisted living communities and the proven investment and capital markets expertise and access to capital of [LFREI/Prometheus] and its affiliates will significantly enhance [ARV's] ability to pursue its growth and operating strategies."

         26. On July 23, 1997, LFREI/Prometheus purchased a 16.6% stake in ARV for an aggregate price of $26,894.168. LFREI/Prometheus was to purchase the remaining 33% interest in ARV in two phases following approval of the transaction by ARV's shareholders.

                     LFREI PROPOSES TO STRENGTHEN ARV IN A
                 STRATEGIC ALLIANCE WITH KAPSON SENIOR QUARTERS

         27. In early September of 1997, LFREI informed ARV that an opportunity had arisen to acquire Kapson Senior Quarters Corp., the largest public operator of assisted living facilities in the northeast United States and a competitor of ARV. Defendants Freeman and Gunty explained to ARV that LFREI, rather than ARV, should be the acquiring party because, they stated, if ARV purchased Kapson directly, ARV would incur large amounts of goodwill expense which would penalize future earnings and would likely result in a lower price/earnings multiple and reduce the value of ARV's shares. LFREI assured ARV that an acquisition by LFREI would achieve a better result for ARV, Kapson and LFREI. Recognizing that the Non-Compete Covenant precluded this proposed investment, LFREI requested that ARV provide LFREI a waiver of the Non-Compete Covenant to allow LFREI to acquire Kapson.

         28. LFREI assured ARV that its acquisition of Kapson was designed to enhance the LFREI/ARV strategic alliance. LFREI represented that it intended to use ARV to operate the Kapson facilities. It further represented that Kapson would become a development and financing company, functioning as a "black box" to which ARV could shift the start-up and development costs associated with new facilities, a practice that had become very common in the assisted living industry. LFREI urged ARV to approve the transaction, arguing that ARV would make money operating the Kapson facilities, would reduce its own capital needs for future developments and would be able to operate or acquire Kapson's new developments once they became stabilized without incurring losses on its income statement during the development period. ARV in effect would become the "operating engine" which produced greater operating earnings which, in turn, would be rewarded with a higher price/earnings multiple and significantly increase the value of ARV's shares.

         29. LFREI's promised plans for Kapson appeared consistent with the underlying strategy of the ARV/LFREI partnership -- to provide ARV with additional resources for the development, acquisition and operation of assisted living facilities. ARV, therefore, informed LFREI that, under certain terms and conditions, it would consider a "one-time waiver" of the Non-Compete Covenant to allow LFREI to acquire Kapson (the "Kapson Investment"). ARV made clear, however, that any waiver would apply only to Kapson itself; ARV would not allow LFREI to circumvent the Non-Compete Covenant by using Kapson to acquire interests in other assisted living companies.

         30. Accordingly, the parties negotiated and signed a letter agreement on September 30, 1997 (the "Kapson Agreement"), providing LFREI with a one-time waiver of the Non-Compete Covenant to acquire Kapson. In exchange, LFREI agreed that ARV would be given certain rights with respect to all existing and future Kapson properties. LFREI agreed that ARV would have the right to consent to all future developments or acquisitions of new facilities by Kapson. LFREI also agreed that ARV would have a "right of first offer" to look at all developments and acquisitions proposed by Kapson to see if ARV wanted to undertake them for its own account. Finally, LFREI agreed that it would undertake the obligation "in good faith to negotiate with ARV for the leasing or management agreements, on commercially reasonable and customary terms of all existing and planned facilities of Kapson...." The September 30 Kapson Agreement did not modify the
Non-Compete Covenant other than by granting the one-time waiver of that covenant necessary to allow LFREI to acquire Kapson.

         31. During the negotiation of the Kapson Agreement, LFREI reported that Kapson's Board of Directors was concerned that the broad consent rights being proposed by ARV would inhibit the ability of Kapson's Board to fulfill its obligations to its then existing public shareholders by limiting Kapson's ability to commit, in the period before the LFREI acquisition closed, to new projects. Specifically, LFREI stated that the Kapson Board was concerned that Kapson's then existing shareholders could be harmed by the consent rights ARV sought in the event that the LFREI acquisition of Kapson did not ultimately close. Accordingly, LFREI requested that a provision be added to clarify that ARV would not have the right to withhold consent to Kapson's development or acquisition of new facilities to the extent already agreed upon by Kapson before LFREI completed its investment in that company. In seeking this clarification of ARV's consent rights, LFREI assured ARV that Kapson's acquisitions only involved "one-off" individual facility acquisitions , that Kapson's development and acquisition plans were as disclosed in Kapson's filings with the Securities and Exchange Commission, and that LFREI was only seeking to assure Kapson's Board that it could pursue those plans.

         32. In order to allow Kapson a reasonable opportunity to proceed with those existing plans, ARV agreed that it would have no consent rights for those transactions that Kapson executed before the close of the LFREI acquisition (the "Kapson Pipeline"). ARV never agreed that this limitation on its consent rights would encompass investments by Kapson that were planned, developed or funded by LFREI. Similarly, ARV never agreed that LFREI, acting through Kapson, could make acquisitions of entire assisted living companies. Any such acquisitions remained subject to the provisions of the Non-Compete Covenant.

            ARV NEGOTIATED A REDUCTION OF LFREI'S INVESTMENT IN ARV
                       IN RELIANCE ON THE KAPSON ALLIANCE

         33. Relying on LFREI's promise that Kapson would provide value to ARV's shareholders by decreasing ARV's capital costs and on LFREI's commitment to their strategic alliance, ARV determined that it would not have a short term need for as large an amount of capital contemplated under its agreement with LFREI/Prometheus. In October, 1997, ARV and LFREI began discussing a modification of their original transaction to reduce the amount of LFREI's short term capital investment.

         34. On October 29, 1997, the parties amended their previous agreements. In lieu of purchasing additional shares of ARV as originally contemplated, LFREI/Prometheus agreed to purchase $60,000,000 in debt securities that could be converted, at the option of either party, to ARV stock. ARV, LFREI and Prometheus restated their agreement, as amended, in documents executed on or about October 30, 1997. These documents, the Amended and Restated Stock and Note Purchase Agreement (the "Amended Purchase Agreement"), Amended and Restated Stockholders Agreement (the "Amended Stockholders Agreement") and the amended letter agreement relating to the Kapson Alliance (the "Amended Kapson Agreement") are attached hereto as Exhibits A through C, respectively and are incorporated herein by this reference.

         35. While the parties changed certain terms of their agreement, including the elimination of certain super-majority provisions in ARV's bylaws, the underlying premise of the ARV/LFREI partnership remained the same. The Amended Purchase Agreement contained the identical recital found in the original Stock Purchase Agreement:

             "[The parties] believe that the combination in a strategic alliance of [ARV's] leadership, expertise and experience in development, management and operation of assisted living communities and the proven investment and capital markets expertise and access to capital of [LFREI/Prometheus] and its affiliates will significantly enhance [ARV's] ability to pursue its growth and operating strategies."

         36. Because the parties remained committed to building ARV by combining ARV's experience in the assisted living industry and LFREI's access to capital, the Standstill Provision and Non-Compete Covenant each remained a part of the amended agreement. The parties even extended the anticipated termination date of these provisions to October 29, 2000.

         37. In amending their agreements, the parties also agreed to place time restrictions on certain provisions. First, the Amended Kapson Agreement provides that once LFREI funded the $60 million convertible note, the contractual provision requiring Kapson to obtain ARV's permission before acquiring or developing new facilities would terminate. Second, the Amended Kapson Agreement states that, if ARV and LFREI have not entered into mutually agreeable arrangements upon which ARV would lease or manage the existing or planned Kapson facilities (including those in the Kapson "Pipeline") within three months of the close of LFREI's acquisition of Kapson, the Amended Kapson Agreement would terminate. Further, the parties agreed that upon the termination of the Amended Kapson Agreement, the Non-Compete Covenant of the Amended Stockholders Agreement would terminate as well. Thus, on October 29, 1997, ARV and LFREI restated the Non-Compete Covenant as follows:

             "Section 5.1. Restrictions on Investments. Except as contemplated by the [Amended] Kapson Agreement, from the date of this Agreement until the occurrence of a Termination Event or an Early Standstill Termination Event, [LFREI], [Prometheus], . . ., and their Controlled Affiliates shall not, directly or indirectly, own any equity interest (other than a de minimis amount) in any public or private company the principal business of which is the ownership, management, operation and development of assisted living facilities in the United States, unless 75% of the Directors of the Company (other than the Investor Nominees) have consented to such ownership. Upon the termination of the [Amended] Kapson Agreement or any provisions thereof, this Section 5.1 shall terminate and be of no further effect."

         As modified, Paragraph 5.1 would remain in place unless and until the Amended Kapson Agreement terminated. So long as Paragraph 5.1 remained in place, LFREI would not be free to invest in other assisted living companies, either by itself or through Kapson.

         38. Despite these changes to its agreements with ARV, LFREI reiterated in the Amended Kapson Agreement its commitment to providing value to ARV's shareholders from the inclusion of Kapson in the strategic alliance between ARV and LFREI. The final sentence of that agreement thus reads:

             "LFREI believes strongly that a strong alignment between LFREI, Kapson and ARV and the synergies that could be created by a strategic alliance between these two industry players, will significantly benefit all shareholders of ARV and Kapson, including LFREI as their largest shareholder."

               LFREI DEFENDANTS ASSUME AND SIMULTANEOUSLY VIOLATE
                      FIDUCIARY DUTIES TO ARV SHAREHOLDERS

         39. Concurrently with the renegotiations of the agreements between LFREI and ARV, LFREI acquired the right immediately, and without the approval of ARV's other shareholders, to name three out of nine members of ARV's Board of Directors. As of December 5, 1997, in accordance with the Amended Stockholders Agreement, ARV's then-existing Board authorized an increase in the size of the Board to nine members and filled the two newly created seats and one existing vacancy by appointing the nominees of LFREI/Prometheus - defendants Freeman, Jacobs and Gunty. Defendants Freeman, Jacobs and Gunty thus began to serve on the Board of ARV at the behest of and as the agents of LFREI. Each of them also has an ownership or other personal financial interest in LFREI and shares in its profits.

         40. Having solidified its position at ARV and also its ability to pursue Kapson, LFREI promptly began a campaign to expropriate for itself, rather than for all of the shareholders of ARV, opportunities to grow and profit from the assisted living business. LFREI abandoned the very partnership concept it had used to induce ARV, first, to allow LFREI to invest in ARV and, later, to grant the Kapson waiver. Instead, LFREI and defendants Freeman, Gunty and Jacobs embarked upon a campaign to deprive ARV of its ability to profit from the Kapson alliance and, by causing a stalemate in the Kapson negotiations, to free LFREI completely from both the "right of first offer" it had promised to ARV and the Non-Compete Covenant. This campaign took two forms: (1) LFREI proposed to ARV rates for leasing the Kapson facilities that LFREI knew ARV could not accept because those rates were far higher than commercially reasonable lease rates and ARV would lose at least two million dollars per year if it agreed to them; and,
(2) LFREI sought out
acquisitions of other assisted living companies for LFREI or its soon to be wholly owned subsidiary, Kapson, hid those potential transactions from ARV and timed the closing of these transactions to coincide with LFREI's expected expiration date for the "right of first offer" and Non-Compete Covenant.

             LFREI AND THE LFREI DIRECTORS PURSUE DEALS WITH ARV'S
                         COMPETITORS BEHIND ARV'S BACK

         41. On information and belief, LFREI and the LFREI Directors sometime in late 1997 or early 1998 began negotiations with at least two major assisted living companies Atria Communities, Inc. ("Atria") and Adult Care Management Corp. ("ACMC"). LFREI and the LFREI Directors knew that Atria and ACMC were exactly the type of assisted living company acquisitions that would be of interest to ARV. Indeed, ARV had previously begun its own due diligence regarding an acquisition of ACMC, but ceased its evaluation efforts in reliance on the representations of defendant Gunty that LFREI would undertake the diligence efforts for the benefit of ARV.

         42. LFREI and the LFREI Directors also knew that, because of the "right of first offer" and the Non-Compete Covenant, it could not close these acquisitions without ARV's permission. It therefore conceived the idea that, if it created a false impasse in the Kapson negotiations, it could cause the termination of the Amended Kapson Agreement and the Non-Compete Covenant. LFREI thus hid its ongoing negotiations from ARV in an effort to make it unlikely that ARV could ever pursue those acquisitions for its own account. And, LFREI simultaneously attempted to create a false record that it was negotiating in good faith to allow ARV to lease the existing Kapson facilities in an attempt to justify terminating the "right of first offer" and the Non-Compete Covenant on the 90th day following completion of its acquisition of Kapson.

         43. In addition, and in further blatant disregard of its promises to ARV, LFREI and the LFREI Directors sought unilaterally to expand the limited scope of ARV's one-time waiver of the Non-Compete Covenant by soliciting Kapson's management to certify that Kapson, rather than LFREI, had been pursuing these acquisitions. LFREI closed the Kapson transaction on March 30, 1998. On that same day, LFREI delivered a letter to Kapson's Chief Executive Officer asking him to confirm that, despite its representations to its shareholders in filings with the Securities and Exchange Commission that it had only $44 million available for growth, Kapson was considering as part of its "Pipeline" the acquisition of Atria and ACMC. The letter also asked Kapson's CEO to confirm that the Kapson "Pipeline" consisted of well over 25,000 units of assisted living properties and companies in the United States. Indeed, the list was so expansive that ARV calculates that it would cost almost $3 billion to acquire all of the properties on the list.

         44. LFREI's purpose was clear. By improperly loading Kapson's purported pipeline with facilities that Kapson never realistically considered acquiring before its affiliation with LFREI, and with acquisitions of entire companies (never encompassed at all in the "Pipeline" exception to ARV's consent rights), LFREI and the LFREI Directors sought to create a justification for LFREI to make assisted living industry acquisitions without benefiting ARV's other shareholders.

         45. In early March of 1998, ARV learned for the first time from defendant Freeman that LFREI was considering the acquisition of another - although at that point unknown -- competitor of ARV. On March 6, 1998, expecting that LFREI and the LFREI Directors intended to honor their contractual and fiduciary obligations to pursue value for all ARV shareholders, ARV wrote to defendant Freeman expressing interest in receiving either a proposal from LFREI regarding an acquisition of this then unknown company by ARV, or terms for another waiver of the Non-Compete Covenant to allow LFREI or Kapson to complete this acquisition. LFREI simply ignored this clear reminder of LFREI's obligations to ARV, neither presenting the opportunity to ARV for its consideration, nor seeking ARV's consent as required under the Non-Compete Covenant. Rather, LFREI and the LFREI Directors conveyed the impression that the contemplated transaction was, at best, unlikely to occur.

         46. In mid-April, 1998, ARV learned that LFREI was on the verge of announcing an agreement to purchase Atria and was in serious discussions with ACMC. On April 14, 1998, ARV wrote to defendant Freeman, a Principal and the Chief Investment Officer of LFREI, requesting that LFREI present both the Atria and ACMC opportunities to ARV so that ARV could consider whether it, rather than LFREI, should be the acquiring party. ARV explained that it was entitled to receive this information by virtue of the fiduciary duties held by defendants Freeman, Jacobs and Gunty and because of ARV's right of first offer under the Amended Kapson Agreement. ARV also explained that, because of the Non-Compete Covenant, neither LFREI nor Kapson could consummate the Atria transaction without the approval of 75% of the non-LFREI directors of ARV.

         47. In its April 14, 1998 letter, ARV also demanded that LFREI assure ARV in writing that LFREI had explained to Atria and ACMC ARV's view that it had the right to make the acquisition itself and the right, in any event, to block LFREI from consummating the transaction.

         48. That same day, the non-LFREI affiliated members of ARV's Board held a telephone conference with defendant Freeman. ARV inquired as to why LFREI had not explored with ARV the possibility of ARV, rather than Kapson, acquiring Atria. Defendant Freeman admitted that LFREI had decided to explore making the acquisition through Kapson because, while LFREI owned only 48 percent of ARV, it owned essentially 100 percent of Kapson. Defendant Freeman also kept up LFREI's scheme of hiding the truth from ARV by denying that LFREI or Kapson was in fact on the verge of announcing a transaction to acquire Atria.

         49. Notwithstanding ARV's requests, LFREI, Freeman, Jacobs and Gunty continued to deprive ARV of access to the terms LFREI was negotiating with either Atria or ACMC so that ARV has had no opportunity to consider an acquisition of either of those companies for its own account. LFREI and the LFREI Directors have also repeated their repudiation of LFREI's obligations under the Non-Compete Covenant.

         50. On April 17, 1998, LFREI confirmed in writing to ARV that both LFREI and its outside counsel had informed Atria of ARV's position with respect to the transaction.

         51. Despite ARV's objections, LFREI, Kapson and Atria announced, on April 20, 1998, that they had signed a definitive merger agreement (the "Atria Agreement") under which Kapson plans to acquire Atria in a transaction valued at approximately $750,000,000 (the "Atria Transaction"). Later that same day, ARV, through its counsel, requested that LFREI immediately provide ARV with a copy of the Atria Agreement and related documentation. LFREI, Freeman, Jacobs and Gunty again refused to comply with ARV's request.

                     LFREI ATTEMPTS TO FREE ITSELF FROM THE
                NON-COMPETE COVENANT BY CREATING A FALSE IMPASSE
               IN NEGOTIATIONS UNDER THE AMENDED KAPSON AGREEMENT

         52. LFREI has also sought to create another artificial argument to justify its failure to honor ARV's "right of first offer" and the Non-Compete Covenant. The Amended Kapson Agreement and Amended Stockholders Agreement signed on October 29, 1997 for the first time created the possibility that LFREI could be freed of ARV's "right of first offer" and the Non-Compete Covenant before the year 2000. Those agreements provide that, if mutually agreeable arrangements concerning the terms on which ARV will manage or lease the existing and planned Kapson facilities are not entered into by the 90th day following LFREI's acquisition of Kapson, the Amended Kapson Agreement and the Non-Compete Covenant will terminate. Upon termination of the Amended Kapson Agreement and the Non-Compete Covenant, LFREI would be free to invest in other assisted living companies either by itself or through Kapson. Attempting to induce this impasse, LFREI has put forward a series of commercially unreasonable proposals containing terms on which LFREI would allow ARV to lease the existing Kapson facilities. It has also rejected several commercially reasonable proposals from ARV either to lease or manage those same facilities. And, most recently, it has notified ARV that it will consider itself free of all of its obligations under the Amended Kapson Agreement if ARV and LFREI do not reach an agreement on these items by June 28, 1998. Of course, LFREI knows full well that it cannot afford to reach such an agreement with ARV because, if it does so, ARV's "right of first offer" and the Non-Compete Covenant will remain in effect and LFREI and Kapson will be unable to close the $750,000,000 acquisition of Atria without offering it first to ARV.

         53. On or about December 11, 1997, LFREI presented ARV with its first proposal to allow ARV to lease the Kapson facilities. That proposal completely contradicted LFREI's assurance on October 29, 1997 that the Kapson alliance would "significantly benefit all shareholders of ARV." LFREI asked ARV to accept lease rates that would have caused ARV to lose money even assuming LFREI's optimistic projections about the performance of the Kapson facilities came to pass. ARV quickly determined that the reason for this loss was that LFREI's proposal required ARV to pay lease rates that were well above market. In total,

ARV calculated that it would be paying approximately $50,000,000 above market over the life of the leases.

         54. ARV countered this proposal with lease rates that reflected existing market conditions. LFREI rejected this proposal, arguing that ARV was not entitled to lease the facilities at market rates but must instead pay a lease rate that assured LFREI a 20 percent return on its investment in Kapson. LFREI then submitted another proposal. In this proposal, LFREI reduced the lease rates closer to market rates, but instead demanded that ARV pay the $50,000,000 as an up front payment. Analysis by ARV's financial advisors confirmed that this proposal would be even more harmful to ARV's other shareholders than LFREI's initial proposal.

         55. In addition, LFREI and the LFREI Directors have repeatedly denied ARV the basic information necessary to evaluate LFREI's proposals properly. Despite requests from ARV, LFREI and the LFREI Directors have denied ARV access to the Kapson due diligence materials. LFREI and the LFREI Directors have also refused to provide ARV's financial advisors with the numbers underlying LFREI's lease proposals, until recently, taking the absurd position that LFREI will provide the numbers only after a deal is reached.

         56. In an effort to break this artificial impasse, ARV notified LFREI, on or about April 24, 1998, that ARV would be willing to agree to manage, rather than lease, the Kapson facilities (The Amended Kapson Agreement provides that LFREI has the obligation in good faith to negotiate "commercially reasonable terms" for management agreements with ARV on all existing or planned Kapson facilities.). Assisted living facilities, like hotels, are frequently managed by someone other than the owner of the facility. Management fees and the terms of management contracts are thus quite readily ascertainable and what is a "commercially reasonable" management fee is not subject to debate. The standard management fee is 5 percent of the gross revenues of the facility plus an incentive payment based on performance. ARV offered to manage the Kapson facilities for 4 percent of gross revenues on the first 2600 units and 3 1/2 percent of gross revenues for additional units that Kapson develops.

         57. LFREI's response to this proposal further demonstrates its bad faith. Rather than respond substantively, LFREI sought to delay the negotiations. Amazingly, given that LFREI itself just invested over $100 million in ARV, LFREI stated that it had forwarded the proposal to Glenn Kaplan, Kapson's CEO, so that he could "formulate a process for providing ARV with the data on the Kapson assets and evaluating ARV Assisted Living, Inc. as the potential manager of the Kapson properties." (emphasis added). Since communicating this response on April 27, 1998, LFREI has refused to commit to allow ARV to manage the existing and planned Kapson facility as it is obliged to do under the Amended Kapson Agreement.

         58. LFREI's conduct breaches its obligations under the Amended Kapson Agreement. It also reveals that LFREI's true plan is not to negotiate lease or management arrangements with ARV, but to create an artificial impasse that in an attempt to justify termination of the Amended Kapson Agreement and of the Non-Compete Covenant and allow LFREI to abandon its partnership with ARV. If it is able to accomplish this objective, LFREI will have accomplished an amazing coup. It will have induced ARV to allow it to buy almost 50% percent of ARV's stock by promising to create an exclusive arrangement to be ARV's financial partner in the assisted living industry. It will have obtained for itself 100 percent of the benefits of the Kapson acquisition, despite having promised to share those benefits with ARV's other shareholders as consideration for ARV's agreement to a one-time waiver of the Non-Compete Covenant on which LFREI's original investment was conditioned. And, it will have freed itself completely of its obligation to offer acquisition opportunities to ARV and from the Non-Compete Covenant so that it can acquire ownership of another $750,000,000 in assisted living industry assets by purchasing Atria. To make matters worse, LFREI will have accomplished all of this while three of its nominees, defendants Freeman, Gunty and Jacobs, have served as members of ARV's Board of Directors.

                             FIRST CAUSE OF ACTION
     (FOR SPECIFIC PERFORMANCE, INJUNCTIVE RELIEF AND DAMAGES FOR BREACH OF
                        AMENDED STOCKHOLDERS AGREEMENT)
               (AGAINST DEFENDANTS LFREI, PROMETHEUS AND KAPSON)

         59. ARV repeats and realleges each and every allegation set forth in paragraphs 1 through 58 above as if fully set forth herein.

         60. Paragraph 5.1 of the Amended Stockholders Agreement entered into by ARV, LFREI and Prometheus provides that LFREI, Prometheus and their controlled affiliates shall not, directly or indirectly, own any equity interest in any public or private company the principal business of which is the ownership, management, operation and development of assisted living facilities in the United States unless it first obtains the consent of 75% of the directors of ARV (other than the Investor Nominees).

         61. ARV has performed all conditions, covenants, and promises that it is required to perform under the Amended Stockholders Agreement.

         62. LFREI has repudiated its obligations under Paragraph 5.1 of the Amended Stockholders Agreement by, among other things, causing its controlled affiliate Kapson to enter into a definitive written agreement to acquire Atria.

         63. In Section 5.12 of the Amended Stockholders Agreement, the parties acknowledged that "in view of the arrangements contemplated by this Agreement" they "would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms...." Thus,
LFREI and ARV agreed that each would be "entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties ... may be entitled at law or in equity."

         64. As a direct and proximate result of the conduct alleged above, ARV has suffered irreparable harm. There is no adequate remedy at law to redress all of the injuries that ARV has suffered as a result of the conduct of LFREI, which injuries ARV will continue to suffer so long as LFREI engages in such conduct. Unless this Court specifically enforces Section 5.1 of the Amended Stockholders Agreement, LFREI will cause Kapson to close the Atria Transaction and will violate that section by acquiring an equity interest in Atria, causing ARV to suffer further irreparable injury.

         65. ARV is entitled to specific enforcement of Section 5.1 of the Amended Stockholders Agreement and thus to preliminary and permanent injunctions prohibiting LFREI, Kapson and their respective affiliates, and each of them, for such time as the Amended Kapson Agreement is in effect, from closing the Atria Transaction or from otherwise acquiring an equity interest in Atria, ACMC, or any other assisted living company. If the requested injunctive relief were to be denied, ARV would suffer substantial and immediate harm far greater than any harm that might befall LFREI if the requested injunctive relief is granted.

         66. In addition, as a direct and proximate result of the conduct alleged above, ARV has suffered actual and consequential damages in an amount not yet ascertained, but in excess of the jurisdictional minimum of this Court.

                             SECOND CAUSE OF ACTION

     (FOR SPECIFIC PERFORMANCE, INJUNCTIVE RELIEF AND DAMAGES FOR BREACH OF
                  PARAGRAPH 3 OF THE AMENDED KAPSON AGREEMENT)
               (AGAINST DEFENDANTS LFREI, PROMETHEUS AND KAPSON)

         67. ARV repeats and realleges each and every allegation set forth in paragraphs 1 through 66 above as if fully set forth herein.

         68. Paragraph 3 of the Amended Kapson Agreement entered into by ARV, LFREI and Prometheus provides that LFREI shall seek in good faith to negotiate with ARV for the leasing or management agreements, on commercially reasonable and customary terms of all existing and planned facilities of Kapson (including those in the Kapson "Pipeline").

         69. ARV has performed all conditions, covenants, and promises that it is required to perform under the Amended Kapson Agreement.

         70. LFREI has breached the Amended Kapson Agreement by, among other things, failing to negotiate in good faith with ARV for leasing or management agreements, on commercially reasonable and customary terms, of all existing or planned facilities of Kapson (including those in the Kapson "Pipeline"). In addition, LFREI has acted in bad faith by attempting to delay the negotiations and manufacture an impasse in those negotiations in an attempt to cause the termination of the Amended Kapson Agreement and the Non-Compete Covenant.

         71. As a direct and proximate result of the conduct alleged above, ARV has suffered irreparable harm. There is no adequate remedy at law to redress all of the injuries that ARV has suffered and will continue to suffer as a result of such conduct by LFREI. Unless enjoined by this Court, LFREI will continue its refusal to bargain in good faith, preventing LFREI and ARV from entering into mutually agreeable arrangements for the lease or management of Kapson facilities by ARV. By engaging in such conduct, LFREI may improperly bring about the termination of the Amended Kapson Agreement and the Non-Compete Covenant of the Amended

Stockholders Agreement, causing ARV to suffer further irreparable injury by freeing LFREI to close the Atria and ACMC acquisitions and to make other investments in the assisted living industry without offering those opportunities to ARV.

         72. ARV is entitled to preliminary and permanent injunctions: (a) suspending termination of the Amended Kapson Agreement, and also Paragraph 5.1 of the Amended Stockholders Agreement, until such time as ARV and LFREI have in fact reached an impasse not caused by LFREI's failure to negotiate in good faith for leasing or management agreements, on commercially reasonable and customary terms, of all existing or planned facilities of Kapson; and (b) directing LFREI to negotiate in good faith with ARV for leasing or management agreements, on commercially reasonable and customary terms, of all existing or planned facilities of Kapson.

         73. If the requested injunctive relief were to be denied, ARV would suffer substantial and immediate harm far greater than any harm that might befall LFREI if the requested injunctive relief is granted.

         74. In addition, as a direct and proximate result of the conduct alleged above, ARV has suffered actual and consequential damages in an amount not yet ascertained, but in excess of the jurisdictional minimum of this Court.

                              THIRD CAUSE OF ACTION
     (FOR SPECIFIC PERFORMANCE, INJUNCTIVE RELIEF AND DAMAGES FOR BREACH OF
                  PARAGRAPH 2 OF THE AMENDED KAPSON AGREEMENT)
                (AGAINST DEFENDANTS LFREI, PROMETHEUS AND KAPSON)

         75. ARV repeats and realleges each and every allegation set forth in paragraphs 1 through 74 above as if fully set forth herein.

         76. Paragraph 2 of the Amended Kapson Agreement provides ARV with a "right of first offer" to negotiate management, lease and/or purchase arrangements on commercially reasonable terms on any new developments or acquisitions Kapson is considering.

         77. ARV has performed all conditions, covenants, and promises that it is required to perform under the Amended Kapson Agreement.

         78. LFREI has breached Paragraph 2 of the Amended Kapson Agreement by, among other things, refusing to present to ARV the terms of any new developments or acquisitions currently under consideration by Kapson, including but not limited to the Atria Transaction and Kapson's potential acquisition of ACMC, so that ARV may consider and attempt to negotiate management, lease and/or purchase arrangements regarding such new developments or acquisitions.

         79. LFREI has also negotiated provisions in the final Atria acquisition documents that, if enforced, would prevent ARV from negotiating a transaction with Atria on an equal basis with LFREI and Kapson. One of those provisions calls for Atria to pay Kapson over $18 million as a break up fee if Atria terminates the merger agreement to accept another offer. The other provisions, contained in so-called "Support Agreements" grant to defendants Freeman and Gunty an irrevocable proxy to vote over 43 percent of the outstanding shares of Atria in favor of the merger between Kapson and Atria.

         80. As a direct and proximate result of the conduct alleged above, ARV has suffered irreparable harm. There is no adequate remedy at law to redress all of the injuries that ARV has suffered as a result of the conduct of LFREI, which injuries ARV will continue to suffer so long as LFREI engages in such conduct. Unless enjoined by this Court, LFREI will continue to violate Paragraph 2 of the Amended Kapson Agreement as alleged above, causing ARV to suffer further irreparable injury.

         81. ARV is entitled to specific performance of Paragraph 2 of the Amended Kapson Agreement and to preliminary and permanent injunctions:

         (a) directing LFREI, Kapson and Prometheus, and each of them, to provide ARV with all information in their possession about any acquisition or development opportunity currently under consideration by Kapson or any of its affiliates, including but not limited to the Atria Transaction and any other opportunities involving Atria or ACMC;

         (b) directing LFREI to refrain from pursuing, directly or indirectly, any acquisition or development opportunity in the assisted living industry, including but not limited to the Atria Transaction and any other opportunities involving Atria or ACMC, unless and until (i) ARV has been given sufficient time to consider and attempt to negotiate management, lease and/or purchase arrangements regarding that new development or acquisition; and (ii) ARV has decided not to pursue such development opportunity or acquisition for its own account;

         (c) enjoining LFREI and Kapson, and each of them, from enforcing the break-up fee in their merger agreement with Atria if Atria withdraws from that transaction to enter into an agreement with ARV; and

         (d) enjoining LFREI and defendants Freeman and Gunty, and each of them, from voting any shares of Atria in favor of a merger between Kapson and

Atria in the event the Board of Directors of Atria determines to withdraw from the Kapson merger agreement to enter into an agreement with ARV.

         82. If the requested injunctive relief were to be denied, ARV would suffer substantial and immediate harm far greater than any harm that might befall LFREI if the requested injunctive relief is granted.

         83. In addition, as a direct and proximate result of the conduct alleged above, ARV has suffered actual and consequential damages in an amount not yet ascertained, but in excess of the jurisdictional minimum of this Court.

                             FOURTH CAUSE OF ACTION
                           (BREACH OF FIDUCIARY DUTY)
             (AGAINST DEFENDANTS LFREI, FREEMAN, JACOBS AND GUNTY)

         84. ARV repeats and realleges each and every allegation set forth in paragraphs 1 through 83 above as if fully set forth herein.

         85. As directors of ARV, Freeman, Jacobs and Gunty, and each of them, owe fiduciary duties to ARV including the highest duties of care, loyalty, candor and good faith. As part of these fiduciary duties, Freeman, Jacobs and Gunty, and each of them, are prohibited from seizing for themselves, to the detriment of ARV, business opportunities in ARV's line of activities which ARV has an interest and prior claim to obtain. Having nominated Freeman, Jacobs and Gunty to serve on ARV's Board as its agents and for its benefit, LFREI is responsible for the actions of the LFREI Directors and shares the same fiduciary duties to ARV as Freeman, Jacobs and Gunty.

         86. LFREI, Freeman, Jacobs and Gunty, and each of them, have breached the above described fiduciary duties by impermissibly usurping ARV's corporate opportunities. LFREI, Freeman, Jacobs and Gunty, and each of them, have developed and pursued opportunities to obtain an interest in Atria, ACMC and other companies that own, manage, operate and/or develop assisted living facilities in the United States (the "Assisted Living Opportunities"). ARV was financially able to undertake or PARTICIPATE in each of the Assisted Living Opportunities, and had an interest and reasonable expectancy in, and prior claim to, each such opportunity. However, LFREI, Freeman, Jacobs and Gunty, and each of them, have failed to present any of the Assisted Living Opportunities to ARV and to allow ARV to consider whether it wants to pursue any of these opportunities itself.

         87. For the sole purpose of furthering the financial interests of LFREI, LFREI Freeman, Jacobs and Gunty, and each of them, have caused or enabled Kapson to enter into a written agreement to acquire Atria, and have otherwise cultivated and pursued other Assisted Living Opportunities for the sole benefit of LFREI, Kapson and/or their respective affiliates. ARV is informed and believes, and on that basis alleges, that Freeman, Jacobs and Gunty, and each of them, have ownership interests in, or otherwise share in the profits of, LFREI, Kapson and their respective affiliates.

         88. As stated above in paragraph 79, LFREI and the LFREI Directors have caused to be included in the Atria merger documents provisions that, if enforced, would prevent ARV from negotiating a transaction with Atria on an equal basis with LFREI and Kapson.

         89. As a direct and proximate result of the acts and omissions alleged above, ARV has suffered irreparable harm. There is no adequate remedy at law to redress all of the injuries that ARV has suffered as a result of the acts and omissions of LFREI, Freeman, Jacobs and Gunty, and each of them, which injuries ARV will continue to suffer so long as these defendants engage in such conduct. Unless enjoined by this Court, LFREI, Freeman, Jacobs and Gunty, and each of them, will continue to breach their fiduciary duties to ARV by improperly usurping ARV's corporate opportunities as alleged above, causing ARV to suffer further irreparable injury.

         90. ARV is entitled to preliminary and permanent injunctions:

         (a) directing LFREI, Freeman, Jacobs, and Gunty, and each of them, to provide ARV with all information in their possession about any Assisted Living Opportunity currently under consideration by LFREI, Kapson or their respective affiliates, including but not limited to the Atria Transaction and any opportunities involving ACMC;

         (b) directing LFREI, Freeman, Jacobs, and Gunty, and each of them, to refrain from pursuing, directly or indirectly, any Assisted Living Opportunity, including but not limited to the Atria Transaction or any opportunities involving ACMC, for the benefit of LFREI, Kapson or their respective affiliates, unless and until (i) ARV has been given sufficient time to consider that opportunity and to pursue negotiations to undertake that opportunity, and (ii) ARV decides not to pursue the opportunity for its own account;

         (c) enjoining LFREI, Kapson and their respective affiliates, and each of them, from closing the Atria Transaction until such time as ARV has been presented with all information in their possession about the Atria Transaction, and has been afforded sufficient time to attempt to negotiate a deal with Atria without interference from LFREI;

         (d) enjoining LFREI and Kapson, and each of them, from enforcing the break-up fee in their merger agreement with Atria if Atria withdraws from that transaction to enter into an agreement with ARV; and

         (e) enjoining LFREI, Freeman and Gunty, and each of them, from voting any shares of Atria in favor of a merger between Kapson and Atria in the event the

Board of Directors of Atria determines to withdraw from that agreement to enter into an agreement with ARV.

         91. If the requested injunctive relief were to be denied, ARV would suffer substantial and immediate harm far greater than any harm that might befall LFREI, Kapson, Freeman, Jacobs or Gunty if the requested injunctive relief is granted.

         92. In addition, as a direct and proximate result of the acts and omissions alleged above, ARV has suffered actual and consequential damages in an amount not yet ascertained, but in excess of the jurisdictional minimum of this Court.

         93. The unjustified and wrongful conduct of LFREI, Freeman, Jacobs and Gunty, and each of them, in breaching their fiduciary duties to ARV, was intentional and despicable, was committed with oppression, fraud and malice toward ARV and in conscious disregard of ARV's rights and needs, and has subjected ARV to cruel and unjust hardship. ARV is therefore entitled to an award of punitive damages, in an amount to be determined at trial.

         WHEREFORE, ARV prays for relief as follows:

         1. On the First Cause of Action:

             a. For an order specifically enforcing Section 5.1 of the Amended Stockholder's Agreement by issuing preliminary and permanent injunctions prohibiting LFREI, Prometheus, Kapson and their respective affiliates, and each of them, for such time as the Amended Kapson Agreement is in effect, from closing the Atria Transaction or from otherwise acquiring an equity interest in Atria, ACMC, or any other assisted living company.

            b. For damages in an amount to be proven at trial;

         2. On the Second Cause of Action:

            a. For preliminary and permanent injunctions:

               (1) suspending termination of the Amended Kapson

Agreement, and thus Paragraph 5.1 of the Amended Stockholders Agreement, until such time as ARV and LFREI have in fact reached an impasse not caused by LFREI's failure to negotiate in good faith for leasing or management agreements, on commercially reasonable and customary terms, of all existing or planned facilities of Kapson;

                (2) directing LFREI to negotiate in good faith with ARV for leasing or management agreements, on commercially reasonable and customary terms, of all existing or planned facilities of Kapson;

            b. For damages in an amount to be proven at trial;

         3. On the Third Cause of Action:

            a. For an order specifically enforcing Paragraph 2 of the Amended Kapson Agreement by issuing preliminary and permanent injunctions:

               (1) directing LFREI, Kapson and Prometheus, and each of them, to provide ARV with all information in their possession about any acquisition or development opportunity in the assisted living industry currently under consideration by Kapson or its affiliates, including but not limited to the Atria Transaction and any opportunities involving ACMC, for purposes of allowing ARV to consider the exercise of its rights under the Amended Kapson Agreement;

               (2) directing LFREI to refrain from pursuing, directly or indirectly, any acquisition or development opportunity in the assisted living industry, including but not limited to the Atria Transaction and any other opportunities involving Atria or ACMC, unless and until (i) ARV has been given sufficient time to consider and attempt to negotiate management, lease and/or purchase arrangements regarding that new development or acquisition; and (ii) ARV has decided not to pursue such development opportunity or acquisition for its own account;

                (3) enjoining LFREI and Kapson, and each of them, from enforcing the break-up fee in their merger agreement with Atria if Atria withdraws from that transaction to enter into an agreement with ARV; and

                (4) enjoining LFREI and defendants Freeman and Gunty, and each of them, from voting any shares of Atria in favor of a merger between Kapson and Atria in the event the Board of Directors of Atria determines to withdraw from the Kapson merger agreement to enter into an agreement with ARV.

            b. For damages in an amount to be proven at trial;

         4. On the Fourth Cause of Action:

            a. For preliminary and permanent injunctions:

               (1) directing LFREI, Freeman, Jacobs, and Gunty, and each of them, to provide ARV with all information in their possession about each Assisted Living Opportunity currently under consideration by LFREI, Kapson or their respective affiliates, including but not limited to the Atria Transaction and any opportunities involving ACMC;

               (2) directing LFREI, Freeman, Jacobs, and Gunty, and each of them, to refrain from pursuing, directly or indirectly, any Assisted Living Opportunity, including but not limited to the Atria Transaction or any opportunities involving ACMC, for the benefit of LFREI, Kapson or their respective affiliates, unless and until (i) ARV has been given sufficient time to consider that opportunity and to pursue negotiations to undertake that opportunity; and (ii) ARV decides not to pursue the opportunity for its own account;

               (3) enjoining LFREI, Kapson and their respective affiliates, and each of them, from closing the Atria Transaction until such time as ARV has been presented with all information in their possession about the Atria Transaction, and has been afforded sufficient time to attempt to negotiate a deal with Atria without interference from LFREI;

               (4) enjoining LFREI and Kapson, and each of them, from enforcing the break-up fee in their merger agreement with Atria if Atria withdraws from that transaction to enter into an agreement with ARV; and

               (5) enjoining LFREI, Freeman and Gunty, and each of them, from voting any shares of Atria in favor of a merger between Kapson and Atria in the event the Board of Directors of Atria determines to withdraw from the Kapson merger agreement to enter into an agreement with ARV.

             b. For general and punitive damages in amounts to be proven at trial.


Dated: May 12, 1998                           IRELL & MANELLA LLP
                                              Kenneth R. Heitz
                                              Alexander F. Wiles
                                              Elizabeth A. Camacho
                                              Seth M. Friedman




                                              By: /s/ Alexander F. Wiles
                                                  ------------------------------
                                                  Alexander F. Wiles
                                                  Attorneys for Plaintiff
                                                  ARV Assisted Living, Inc.